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                                                                      EXHIBIT 99
[LOGO OF ATLAS CORPORATION APPEARS HERE]

ATLAS CORPORATION                           MSV RESOURCES INC.
370 17th St., Suite 3050                    630 Rene-Leve Blvd. Suite 3240
Denver, CO  80202                           Montreal, Quebec H3B 1S6
Contact: Gerald  E. Davis (303) 629-2440    Contact: Eric Lasalle (514) 875-9033


NEWS                                             FOR IMMEDIATE RELEASE

  ATLAS CORPORATION AND MSV RESOURCES INC. REVISE TERMS OF COMBINATION; ATLAS
            CORPORATION SALE OF DAKOTA MINING CORPORATION INTEREST
                        _______________________________

Denver, CO, March 20, 1996 -- Atlas Corporation (NYSE:AZ) and MSV Resources Inc. (TSE,ME:MSV) today announced that they have revised the terms of their business combination announced on March 6, 1996. The exchange ratio remains the same, however, Atlas and MSV have concluded that the minimum US$20 million in equity to be raised as a part of the combination will now be arranged through Atlas Corporation. Proceeds from this financing will be used primarily to accelerate the development of MSV properties in the Chibougamau area.

MSV's Copper Rand Mine, located near Chibougamau, Quebec, is currently producing gold and copper from levels above 3800 ft. MSV has initiated the Copper Rand 5000 project, a program designed to develop and exploit reserves down to the 5000 foot level. MSV anticipates significant cost savings by deepening the existing shaft thereby reducing the ore handling costs attendant to the current use of the internal shaft and ramp. Development of the Copper Rand 5000 project is estimated to cost approximately C$30 million. In addition, the company intends to develop the Corner Bay property which is largely self-financing and which is projected to provide significant cash flow to assist with the funding of Copper Rand 5000.

Under the revised terms of the transaction, MSV will now propose to its shareholders an arrangement under the provisions of the Companies Act (Quebec) pursuant to which shareholders of MSV will receive a new class of MSV shares which will be exchangeable at any time for Atlas Corporation Common Shares on a one-for-one basis. It is proposed that MSV will be renamed (hereinafter, for
the purposes hereof "Atlas Canada").   Based upon the previously announced
exchange ratio, MSV shareholders will receive two exchangeable shares for every three Common Shares of MSV. Each new Atlas Canada exchangeable share will carry voting and equity rights in Atlas Corporation equivalent to the Common Shares of Atlas Corporation. After giving effect to the proposed reorganization, Atlas Corporation will own all of the voting shares of Atlas Canada. The transaction remains subject to regulatory and court approval and approval by the shareholders of MSV and Atlas.

Separately Atlas Corporation today announced the sale of all its 9.1% interest in Dakota Mining Corporation for net proceeds of US$4.5 million. This share interest was acquired in March 1995 for US$3 million. The board of Atlas considers that this sale will allow the company greater flexibility in meeting the capital needs of restarting the Gold Bar Mine and meeting the challenge of MSV's development capital requirements following completion of the merger.

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